EXHIBIT 99.1

CEO Performance Award Overview

The CEO Performance Award consists of a grant of non-qualified stock options, carrying a term of ten years, that vests in 12 equal tranches. Each of the 12 tranches vests if, and only if, one market capitalization goal and one operational goal are attained. If the CEO Performance Award is approved by the shareholders, Mr. Smith’s employment agreement will terminate and the Company will have no further obligations thereunder. The award is modeled after the recently announced 2018 Tesla CEO compensation plan for Elon Musk, which was overwhelmingly supported in the shareholder vote and which the New York Times described as "about as friendly to shareholders as they come."

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Market Capitalization Goals: There are 12 separate market capitalization goals and the initial market capitalization goal will be attained if, and only if, the Company’s six-month and thirty-day average market capitalization equals or exceeds $2.5 billion, nearly double today’s average. For each of the remaining eleven goals to be attained, the Company’s market capitalization must continue to increase in $1 billion increments. For the full CEO Performance Award to vest, the Company’s market capitalization must increase to $13.5 billion, more than ten times the Company's current market capitalization using the same six-month and thirty-day averages.

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Operational Goals: There are 16 separate operational goals, based on escalating revenue and adjusted EBITDA, which the Compensation Committee believes will motivate top-line and bottom-line operational rigor. The initial revenue goal of $700,000,000 reflects approximately two times the Company's 2017 revenue and the initial adjusted EBITDA goal of $125,000,000 reflects approximately three times the Company's 2017 adjusted EBITDA. As described below, the revenue and adjusted EBITDA goals are not matched to each other and up to twelve of the sixteen can be paired with the market capitalization goals for each tranche to vest. The Compensation Committee believes this structure ensures a focus on proving the profitability of new lines of business while not becoming a constraint against investment flexibility in the long run.

By combining market capitalization, revenue, and adjusted EBITDA goals, Mr. Smith should be motivated to generate long-term value for shareholders by delivering operational results, without incentives to engage in short-term measures. For each of the 12 tranches that vest, Mr. Smith will vest in 530,488 stock option shares (corresponding to 1% of Axon's total outstanding shares as of February 23, 2018). If none of the market capitalization or operational goals are attained, no portion of the option shares shall vest which means that, Mr. Smith will receive no compensation other than the equity awards made to Mr. Smith prior to the date of this Annual Meeting, the employee benefits provided to him by the Company, and his annual minimum wage base salary of $24,000.

CEO Performance Award Details

Below is an overview of the CEO Performance Award.

Award Terms	Details
Date of Grant	February 26, 2018
Total Size	12% of total outstanding shares as of February 23, 2018, the last trading day prior to the date of grant, 6,365,856 total shares of stock are subject to the CEO Performance Award
Equity Type	Nonqualified stock options
Exercise Price	$28.58, which reflects the closing price for a share of stock as of the last trading day immediately preceding the Date of Grant.
Expiration Date	February 26, 2028
Award Vesting / Goals	Market Capitalization Goals
a. 12 market capitalization goals

b. First tranche is market capitalization of $2.5 billion; each tranche thereafter requires an additional increase in market capitalization of $1.0 billion to vest, up to a total market capitalization of $13.5 billion

c. Sustained market capitalization is required for each market capitalization goal to be met, other than in a change in control. For each market capitalization goal to be met, both the six-month market capitalization and thirty-day market capitalization must equal or exceed the market capitalization goal that corresponds to each tranche

Operational Goals
a. 16 operational goals, of which up to 12 may be paired with market capitalization goals for all tranches to vest
b. Two types of operational goals

Eight Separate Revenue Goals *	Eight Separate Adjusted EBITDA-Goals **
Goal #1, $700,000,000	Goal #9, $125,000,000
Goal #2, $850,000,000	Goal #10, $155,000,000
Goal #3, $1,000,000,000	Goal #11, $175,000,000
Goal #4, $1,200,000,000	Goal #12, $190,000,000
Goal #5, $1,400,000,000	Goal #13, $200,000,000
Goal #6, $1,600,000,000	Goal #14, $210,000,000
Goal #7, $1,800,000,000	Goal #15, $220,000,000
Goal #8, $2,000,000,000	Goal #16, $230,000,000

* Revenue means the Company’s total revenues, as reported by the Company in its financial statements on Forms 10-Q and 10-K filed with the SEC (but without giving effect to any rounding used in reporting the amounts in Form 10-Q and Form 10-K), for the previous four consecutive fiscal quarters of the Company.

** Adjusted EBITDA means the Company’s net (loss) income attributable to common shareholders before interest expense, (benefit) provision for income taxes, depreciation and amortization, gains and losses and dispositions of property and equipment and intangible asset and stock based compensation, as such amounts are reported by the Company in its financial statements on Forms 10-Q and 10-K filed with the SEC (but without giving effect to any rounding used in reporting the amounts in Form 10-Q and Form 10-K), for the previous four consecutive fiscal quarters of the Company.

Vesting

Each of the 12 tranches vests only when both a market capitalization goal and an operational goal are certified by the Compensation Committee as having been met.

Any one of the 16 operational goals can be matched with any one of the 12 market capitalization goals, but any single operational goal may only satisfy the vesting requirement for one tranche.

A market capitalization goal and an operational goal that are matched together can be achieved at different points in time and vesting will occur at the later of the achievement certification dates for such market capitalization goal and operational goal. Subject to any applicable clawback provisions, policies or other forfeiture terms described in the CEO Performance Award, once a goal is achieved, it is forever deemed achieved for determining the vesting of a tranche.

Award Terms	Details
Term of CEO Performance Award	10 years
Post-Termination of Employment Exercise Period	One year
Post-Exercise Holding Period	2.5 years with limited exceptions for cashless exercise/withholding or in connection with a termination without cause, termination for good reason or change in control.
Employment Requirement For Continued Vesting	Vesting eligibility is contingent upon Mr. Smith being either (i) the Chief Executive Officer; or (ii) the Executive Chairman and Chief Product Officer.
Termination of Employment
No acceleration of vesting upon voluntary termination of employment, death or disability but limited accelerated vesting on termination without cause and termination for good reason. If Mr. Smith signs (and does not revoke) a release in favor of the Company, upon a termination without cause or termination for good reason, whether any unvested tranches vest, will depend solely on the Company’s attainment of the market capitalization goals (and the operational goals will be disregarded). In addition, the next unattained tranche will partially vest, on a prorated basis, by comparing the six-month market capitalization to the market capitalization goal.

Change in Control
No full acceleration of vesting upon a change in control, but in connection with a change in control, whether any unvested tranches vest, will depend solely on the Company’s attainment of the market capitalization goals (and the operational goals will be disregarded). In addition, to any tranches that vest as a result of the preceding sentence, the CEO Performance Award shall accelerate and be deemed earned by one additional unvested tranche.

The treatment of the CEO Performance Award upon a change in control is intended to align Mr. Smith's interests with Axon's other shareholders with respect to evaluating potential transactions.

Exercise Methods / Requirements	Cash or cash equivalent or, in the Committee’s discretion, through a cashless exercise arrangement.
Clawback
Vesting of the CEO Performance Award will be subject to clawback to the fullest extent called for by law, applicable listing standard, or any current or future clawback policy that may be adopted by the Company.

Restrictive Covenants	Mr. Smith will be subject to restrictive covenants relating to confidentiality, intellectual property, non-competition, non-solicitation, and non-disparagement.
Impact on Employment Agreement
If the shareholders approve the CEO Performance Award, Mr. Smith’s employment agreement will terminate and the Company will have no further obligations thereunder (so, for example, if Mr. Smith was terminated without cause, he would no longer be entitled to any severance).

Administration
The CEO Performance Award will be administered by the Compensation Committee. The Compensation Committee shall have the sole and complete discretion with respect to all matters under the CEO Performance Award.

Adjustment
In the event of any change in the outstanding shares of stock by reason of a stock dividend or split, recapitalization, liquidation, merger, consolidation, combination, exchange of shares, or other similar corporate change, there shall be made, in order to prevent the dilution or enlargement of rights, a proportionate adjustment in the number of shares of subject to the CEO Performance Award, the class of the shares, the exercise price, and any other terms of the CEO Performance Award that the Compensation Committee determines, in good faith, are affected by the event.

Amendment; No Repricing
The CEO Performance Award may be amended only by a written agreement executed by the Company and Mr. Smith. The Company may not, without the approval of the shareholders reduce, reprice or take any other action relative to the CEO Performance Award that would be treated as a repricing under applicable NASDAQ Listing Rules (or the rules of any other exchange on which the stock is then traded) or extend the exercise period of the CEO Performance Award beyond 10 years from the date of grant.

Non-Transferability
Unless otherwise determined by the Committee, the CEO Performance Award may not be transferable to any other person except by will or the laws of descent and distribution. The Compensation Committee may, in accordance with applicable law and listing standards, permit the transfer of the CEO Performance Award any acquired shares to a family member, trust or partnership or to a charitable organization, in each case for estate planning purposes.